Exhibit 10.12

August 1, 2012

David Stafford

McGraw-Hill Education, Inc.

2 Penn Plaza

New York, New York 10121

Retention Agreement

Dear David:

You are an important member of the senior leadership team of McGraw-Hill Education, Inc. (the “Company”), and your continued employment with the Company on and after the Transaction is important to the continued success of the Company and its business. As an incentive to you to continue in the employment of the Company on and after the Transaction, the Company will provide you the severance payments and benefits described below if you experience an Involuntary Termination during the Transition Period.

1. Transition Period. The “Transition Period” means the period beginning on the date of the Transaction and ending on the first anniversary of such date.

2. Enhanced Severance Benefits.

(a) If your employment with the Company ends in an Involuntary Termination during the Transition Period, the Company will pay or provide you with the enhanced severance and other benefits (the “Severance Payments and Benefits”) payable to a “GV Participant” under Part 3 of Appendix A to the Executive Severance Plan of The McGraw-Hill Companies, Inc. (“Severance Plan”) as in effect on the date of this Retention Agreement, as if such Severance Plan had been duly adopted by the Company for your benefit and the enhanced severance provisions in Appendix A thereof had remained in effect through the date of your Involuntary Termination.

(b) In determining the amount of the Severance Payments and Benefits, all of your service with (i) the Company and its subsidiaries (collectively, the “Company Group”) on and after the Transaction and (ii) The McGraw-Hill Companies, Inc. (“McGraw-Hill”) and its subsidiaries prior to the Transaction will be taken into account in determining the amount of the Severance Payments and Benefits. The Company will pay you the Severance Payments and Benefits even if the circumstances resulting in your Involuntary Termination would not have constituted a severance payment event under the terms of the Severance Plan. The Severance Payments and Benefits will be payable to you by the Company at the times and in the manner contemplated by the Severance Plan, subject to the delivery by you to the Company of a release of claims in substantially the form used by McGraw-Hill in similar circumstances, and compliance with the provisions of the Severance Plan related to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which shall apply to the payment of the Severance Payments and Benefits. Any benefit continuation contemplated by the Severance Plan shall apply only to comparable benefit plans, if any, of the Company in effect at the time of your Involuntary Termination.

3. Involuntary Termination.

(a) You will have experienced an “Involuntary Termination” if (i) the Company terminates your employment without Cause during the Transition Period or (ii) you resign your employment with the Company for Good Reason during the Transition Period. For purposes of this Retention Agreement, you will also be deemed to have experienced an Involuntary Termination during the Transition Period if either of the following apply: (i) you receive written notice from the Company during the Transition Period that your employment will be terminated without Cause after the Transition Period and your employment with the Company actually ends in a termination without Cause within 30 days following your receipt of that notice; or (ii) an event constituting Good Reason occurs during the Transition Period, you provide the Company during the Transition Period with written notice of your intention to resign for Good Reason, and your employment with the Company actually ends in a resignation for Good Reason within 30 days following the date of such notice to the Company.

(b) “Cause” means your misconduct in respect of your obligations to the Company Group or other act of misconduct by you occurring during the course of your employment, which, in either case, results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company Group; provided that in no event shall unsatisfactory job performance alone be deemed to be Cause.

(c) “Good Reason” means (i) a 10% or larger reduction by the Company (in one or more steps) of your base salary; (ii) having received written notice from the Company of your planned transfer to a principal business location that increases the distance between your principal business location and your place of residence at the time of the notice of planned relocation by more than 50 miles; or (iii) you cease to be the senior-most legal officer of the Company reporting directly to the Company’s Chief Executive Officer; provided, however, that an event shall not constitute Good Reason unless you provide the Company with written notice of termination for reasons of such event within 15 days following the date of your first knowledge of such event, and the Company does not cure such event to your reasonable satisfaction within 15 days following its receipt of the written notice of termination; and provided, further, that an event which is so cured by the Company shall not constitute an event of Good Reason for purposes of this Retention Agreement.

4. Stay Bonus.

(a) Subject to the terms and conditions contained herein, you will receive a special cash bonus payment of $125,000, less any required deductions and withholding. This payment will be contingent upon your working for and remaining employed by the Company through the date that is six (6) months past the closing date of the Transaction (the “Bonus Period”). Additionally, it will be contingent upon your receiving an overall performance rating of “Full Achievement” or better throughout the Bonus Period.

(b) This payment will be paid to you in a lump sum, less required deductions and withholding, within thirty (30) days following the end of the Bonus Period. You will not be entitled to any portion of this payment in the event that, prior to the end of the Bonus Period, you voluntarily terminate your employment other than for Good Reason or you are terminated by the Company for Cause. In the event you are subject to an Involuntary Termination prior to the end of the Bonus Period, you will be entitled to this payment within thirty (30) days following the end of your employment.

5. Transaction.

(a) For purposes of this Retention Agreement, “Transaction” means, as applied to the Company, a Private Sale, IPO or Spin-off.

(b) “Spin-off” of the common stock of the Company means the distribution of the common stock of the Company to the shareholders of McGraw-Hill in a transaction intended to qualify as tax-free at the stockholder level pursuant to Section 355 of the Code.

(c) “IPO” means an underwritten public offering of the common stock of the Company occurring prior to both a Private Sale and Spin-off and following which the common stock is listed or quoted on any United States or foreign national securities exchange or quoted on any United States or foreign automated securities quotation system.

(d) “Private Sale” of the Company means the acquisition from McGraw-Hill by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) (other than McGraw-Hill) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) more than 50% of the then outstanding shares of common stock or combined voting power of the Company or (ii) all or substantially all of the assets of the Company. In no event, however, shall a Private Sale occurring prior to an IPO or Spin-off be treated as a “Change in Control” for purposes of the calculation of severance under the Severance Plan.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

6. Miscellaneous.

(a) Nothing in this Retention Agreement shall be construed as changing your status as an employee-at-will of the Company during the Transition Period, and, subject to the obligations of the Company set forth above, nothing in this Retention Agreement shall alter the rights of the Company to terminate your employment at any time for any reason or for no stated reason or your right to resign your employment with the Company for any reason or no stated reason. Nothing in this agreement shall be construed as resulting in an actual or constructive termination of your employment at the end of the Transition Period, and any continuation of your employment with the Company after the Transition Period will be at-will and be subject to plans and programs of the Company then in effect and any agreement to which you and the Company are then parties.

(b) The Company shall cause any entity (a “Successor Entity”) that acquires or succeeds to all or substantially all of the Company’s business or assets (i) to assume all of the Company’s then outstanding rights and obligations under this Retention Agreement and (ii) to confirm such assumption to you in writing. By signing this Retention Agreement, you hereby consent to such assignment and delegation to the Successor Entity of the Company’s rights and obligations under this Retention Agreement and further acknowledge and agree that, upon the assumption of this Retention Agreement by the Successor Entity, the Company shall have no further obligations to you arising under or related to this Retention Agreement.

(c) You agree that at no time during your employment by the Company and thereafter shall you make, or cause or assist any other person or entity to make, any statement or other communication to any third party, including the media, which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company Group or McGraw-Hill and its subsidiaries or any of their respective directors, officers or employees. Nothing contained in this Agreement is intended to prohibit or restrict you from providing truthful information to any government agency or when testifying under oath. If you are subpoenaed, noticed or consent to testify with regard to the entities or persons set forth in this paragraph, you agree to promptly notify the General Counsel of the Company and McGraw-Hill and provide such General Counsels with a copy of such subpoena, notice or consent. In the event you breach the terms of this paragraph, you shall forfeit any unpaid Severance Pay and Benefits, and you shall be required to repay to the Company any Severance payments already made to you, and the Company shall be entitled to pursue any other relief legally available.

(d) This Retention Agreement shall be void and of no further force and effect if a Transaction does not occur on or prior to December 31, 2013.

(e) This Retention Agreement shall be governed by the laws of the State of New York applicable to contracts executed and performed entirely in such State.

*     *     *     *

Please indicate your understanding and agreement with the above by signing the attached copy of this Retention Agreement and returning it to the Company, attention of the undersigned.

MCGRAW-HILL EDUCATION, INC.

By:	/s/ Lloyd G. Waterhouse
Title: Lloyd G. Waterhouse

ACCEPTED AND AGREED:

/s/ David Stafford
David Stafford

Date: August 2, 2012

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